Exhibit (h)(8)

Sublicense Agreement

This agreement (“Agreement”), is made by and between IndexIQ Advisors LLC (“Licensee”), whose principal offices are located at 800 Westchester Avenue, Suite S-710, Rye Brook, NY 10573 and who is a Licensee of Nasdaq, Inc. (“Nasdaq”), a Delaware Corporation whose principal offices are located at One Liberty Plaza, 165 Broadway, New York, NY 10006 and IndexIQ ETF Trust (“Sub-Licensee”), whose principal offices are located at 800 Westchester Avenue, Suite S-710, Rye Brook, NY 10573.

WHEREAS, Nasdaq determines the components and the proprietary data contained within each Nasdaq branded index (each an “Index” and collectively the “Indexes”);

WHEREAS, Nasdaq calculates, maintains, and disseminates the Index;

WHEREAS, Nasdaq and Licensee have previously entered into a separate agreement concerning use of the Nasdaq Chaikin Power US Dividend Achievers Index, Nasdaq Chaikin Power US Large Cap Index and Nasdaq Chaikin Power US Small Cap Index and associated trade names and registered trademarks (“Marks”) in relating to certain Derivative Products (“License Agreement”); and

WHEREAS, Sub-Licensee is either: (1) an affiliate or subsidiary under the control of Licensee which desires to use the Nasdaq Chaikin Power US Dividend Achievers Index, Nasdaq Chaikin Power US Large Cap Index and Nasdaq Chaikin Power US Small Cap Index as a component of a pricing or settlement mechanism for the Derivative Products; or (2) a necessary participant in a Derivative Product (e.g., a corporation Issuing a corporate bond with the Licensee as underwriter and utilizing the Index as a pricing component) Issued by Licensee or an authorized Sub-Licensee affiliate or subsidiary under the control of Licensee; and

WHEREAS, Licensee is legally authorized to issue shares of the fund, or issue, enter into, write, sell, purchase and/or renew (“Issue”, “Issuing”, or “Issuance”) such Derivative Products, and each Derivative Products will be Issued as legally required under applicable law;

NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions herein, Licensee and Sub-Licensee, intending to be legally bound, agree as follows:

1.	Scope of Sub-License. Sub-Licensee hereby acknowledges that it has received, reviewed, and understands the License Agreement entered into between Licensee and Nasdaq relating to use of the Nasdaq Chaikin Power US Dividend Achievers Index, Nasdaq Chaikin Power US Large Cap Index and Nasdaq Chaikin Power US Small Cap Index and Marks. Except as noted herein, Sub-Licensee hereby agrees to obligate itself to all the terms, conditions, and obligations of that License Agreement as if Sub-Licensee were the Licensee. Sub-Licensee agrees that Nasdaq may exercise any rights against Sub-Licensee (including, for example, limitation of liability, indemnification, or audit rights) Nasdaq has against the Licensee to the same extent as if Sub-Licensee were directly contracting with Nasdaq. Sub-Licensee agrees it will not assert against Nasdaq any defense, claim, or right Sub-Licensee may have against Licensee, including those of set-off, abatement, counter-claim, contribution, or indemnification.

2.	No Further Sub-License. All references in the License Agreement to sub-licenses and sub-licensees, including any right of sub-licensee to grant further sub-licenses or to permit further sub-licensees are not applicable to this Sub-Licensee Agreement and are as if deleted from the License Agreement.

3.	Term. The Term of this Sub-License Agreement automatically terminates, without notice, if the Term of the License Agreement terminates for any reason.

4.	General Provisions. The provisions of the License Agreement govern this Sublicense Agreement. All terms and definitions used in this Sublicense Agreement, unless otherwise indicated, have the same meanings and definitions as in the License Agreement. Licensee has no authority to waive, renegotiate, or forgive any provision of the License Agreement as it applies to Sub-Licensee.

IN WITNESS WHEREOF, the Parties hereto have caused this Sublicense Agreement to be executed by their duly authorized officers.

INDEXIQ ADVISORS LLC (“Licensee”):	INDEXIQ ETF TRUST (“Sub-Licensee”)
By: /s/ David Fogel	By: /s/ Adam Patti
Name (Print): David Fogel	Name (Print): Adam Patti
Title: President	Title: Chairman
Date: May 15, 2017	Date: May 15, 2017